Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 14, 2007 in the Amendment No. 1 to the Registration Statement (Form S-11 No. 333-147414) and related Prospectus of Apple REIT Nine, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company (a “Unit”).

/s/ Ernst & Young LLP

Richmond, Virginia

December 28, 2007